Exhibit 99.18

ISSN 1718-8369

Volume 6, number 9	May 4, 2012
AS AT JANUARY 31, 2012

Highlights for January 2012

❑	In January, budgetary revenue totalled $5.5 billion. Own-source revenue amounts to $4.2 billion while federal transfers stand at $1.3 billion.

❑	Program spending amounts to $4.8 billion, up $108 million compared to last year.

❑	Debt service amounts to $610 million, up $21 million compared to January 2011.

❑	A surplus of $209 million was posted in January 2012 compared with $292 million last year.

❑	Taking the $98 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $111 million.

On the basis of the cumulative results as at January 31, 2012, the budgetary balance within the meaning of the Balanced Budget Act amounts to a deficit of $2.4 billion. As forecast in Budget 2012-2013 last March 20, the budget deficit within the meaning of the Balanced Budget Act is expected to amount to $3.3 billion in 2011-2012.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	January		April to January		2012-2013 Budget
						Forecast Growth
	2011[1]	2012	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	4 140	4 161	37 920	40 623	50 364	6.6
Federal transfers	1 317	1 295	12 813	12 595	15 175	- 1.6
Total	5 457	5 456	50 733	53 218	65 539	4.6
BUDGETARY EXPENDITURE
Program spending	- 4 650	- 4 758	- 48 697	- 50 064	- 61 384	2.0
Debt service	- 589	- 610	- 5 788	- 6 106	- 7 452	6.7
Total	- 5 239	- 5 368	- 54 485	- 56 170	- 68 836	2.5
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 30	64	1 024	663	342	—
Health and social services and education networks	17	- 41	- 84	- 94	- 45	—
Generations Fund	87	98	561	648	848	—
Total	74	121	1 501	1 217	1 145	—
Contingency reserve	—	—	—	—	- 300	—
SURPLUS (DEFICIT)	292	209	- 2 251	- 1 735	- 2 452	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 87	- 98	- 561	- 648	- 848	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	205	111	- 2 812	- 2 383	- 3 300	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at January 31, 2012

Budgetary balance

❑	For the period from April 2011 to January 2012, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $2.4 billion.

Budgetary revenue

❑	As at January 31, 2012, budgetary revenue amounts to $53.2 billion, $2.5 billion more than as at January 31, 2011.

	—	Own-source revenue stands at $40.6 billion, $2.7 billion more than last year.

	—	Federal transfers amount to $12.6 billion, down $218 million compared to January 31, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $56.2 billion, an increase of $1.7 billion, or 3.1%, compared to last year.

—	For the first 10 months of the fiscal year, program spending rose by $1.4 billion, or 2.8%, and stands at $50.1 billion. The growth forecast for 2011-2012 in the budget last March 20 is 2.0%.

	–	The most significant changes are in the Health and Social Services ($634 million), Education and Culture ($464 million) and Support for Individuals and Families ($221 million) missions.

–

The pace of program spending is faster in 2011-2012 because of the allocation details of certain grants, including those relating to the health and social services and the education networks. In addition, since the steps taken to control spending will continue to have effects until March 2012, the spending objective should be achieved.

—	Debt service stands at $6.1 billion, an increase of $318 million or 5.5% compared to last year.

Consolidated entities

❑	As at January 31, 2012, the net results of consolidated entities show a surplus of $1.2 billion. These results include:

	—	a surplus of $663 million for non-budget-funded bodies and special funds;

	—	a $94-million deficit for the health and social services and the education networks;

	—	revenue dedicated to the Generations Fund of $648 million.

Net financial requirements

❑

As at January 31, 2012, consolidated net financial requirements stand at $6.7 billion, an increase of $89 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	January			April to January
	2011[1]	2012	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	4 140	4 161	21	37 920	40 623	2 703
Federal transfers	1 317	1 295	- 22	12 813	12 595	- 218
Total	5 457	5 456	- 1	50 733	53 218	2 485
BUDGETARY EXPENDITURE
Program spending	- 4 650	- 4 758	- 108	- 48 697	- 50 064	- 1 367
Debt service	- 589	- 610	- 21	- 5 788	- 6 106	- 318
Total	- 5 239	- 5 368	- 129	- 54 485	- 56 170	- 1 685
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 30	64	94	1 024	663	- 361
Health and social services and education networks	17	- 41	- 58	- 84	- 94	- 10
Generations Fund	87	98	11	561	648	87
Total	74	121	47	1 501	1 217	- 284
SURPLUS (DEFICIT)	292	209	- 83	- 2 251	- 1 735	516
Consolidated non-budgetary requirements	1 155	1 407	252	- 4 380	- 4 985	- 605
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 447	1 616	169	- 6 631	- 6 720	- 89

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	January			April to January
			Change			Change
Revenue by source	2011[1]	2012	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 446	1 331	- 8.0	14 871	15 328	3.1
Contributions to Health Services Fund	592	620	4.7	4 883	5 097	4.4
Corporate taxes	149	278	86.6	2 317	2 727	17.7
Consumption taxes	1 004	1 062	5.8	10 745	12 093	12.5
Others sources	189	157	- 16.9	1 530	1 610	5.2
Total own-source revenue excluding government enterprises	3 380	3 448	2.0	34 346	36 855	7.3
Revenue from government enterprises	760	713	- 6.2	3 574	3 768	5.4
Total own-source revenue	4 140	4 161	0.5	37 920	40 623	7.1
Federal transfers
Equalization	713	651	- 8.7	7 127	6 512	- 8.6
Protection payment	—	30	—	—	307	—
Health transfers	363	370	1.9	3 583	3 773	5.3
Transfers for post-secondary education and other social programs	123	128	4.1	1 207	1 233	2.2
Other programs	118	116	- 1.7	896	770	- 14.1
Total federal transfers	1 317	1 295	- 1.7	12 813	12 595	- 1.7
BUDGETARY REVENUE	5 457	5 456	—	50 733	53 218	4.9

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	January			April to January
			Change			Change
Expenditures by mission	2011[1]	2012	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 185	2 191	0.3	23 270	23 904	2.7
Education and Culture	1 377	1 429	3.8	13 162	13 626	3.5
Economy and Environment	314	326	3.8	4 480	4 431	- 1.1
Support for Individuals and Families	468	500	6.8	4 825	5 046	4.6
Administration and Justice	306	312	2.0	2 960	3 057	3.3
Total program spending	4 650	4 758	2.3	48 697	50 064	2.8
Debt service	589	610	3.6	5 788	6 106	5.5
BUDGETARY EXPENDITURE	5 239	5 368	2.5	54 485	56 170	3.1

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	January 2012
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	922	1 596	—	98	77	2 693	- 1 721	972
EXPENDITURE
Expenditure	- 692	- 1 507	- 41	—	- 77	- 2 317	1 647	- 670
Debt service	- 143	- 112	—	—	—	- 255	74	- 181
TOTAL	- 835	- 1 619	- 41	—	- 77	- 2 572	1 721	- 851
RESULTS	87	- 23	- 41	98	—	121	—	121

	April 2011 to January 2012
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	9 867	15 099	—	648	1 073	26 687	- 17 728	8 959
EXPENDITURE
Expenditure	- 7 916	- 13 915	- 94	—	- 1 073	- 22 998	16 945	- 6 053
Debt service	- 1 428	- 1 044	—	—	—	- 2 472	783	- 1 689
TOTAL	- 9 344	- 14 959	- 94	—	- 1 073	- 25 470	17 728	- 7 742
RESULTS	523	140	- 94	648	—	1 217	—	1 217

1              The results of the networks are presented according to the modified equity accounting method.

2              Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.